Exhibit 3.143

CERTIFICATE OF FORMATION

OF

NRG HOME SOLUTIONS PRODUCT LLC

1.                                      Name: The name of the limited liability company is NRG Home Solutions Product LLC.

2.                                      Registered Office: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.                                      Organizer: The name and address of the sole organizer of the limited liability company is Lynne Przychodzki, NRG Energy, Inc., 211 Carnegie Center, Princeton, NJ 08540.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of NRG Home Solutions Product LLC this 14th day of March, 2012.

/s/ Lynne Przychodzki
Lynne Przychodzki
Authorized Person

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:09 PM 03/14/2012
FILED 04:30 PM 03/14/2012
SRV 120311951 - 5124340 FILE